UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 2, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On May 2, 2012, Amyris, Inc. (the “Company”) issued separation agreements to certain departing members of its management team, including the following former executive officers named in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 2, 2012 (the “Proxy Statement”): Mario Portela, the Company’s former President of Global Operations (principal operating officer) and Tamara Tompkins, the Company’s former Executive Vice President, General Counsel and Corporate Secretary. Under such separation agreements, Mr. Portela’s employment separation date will be May 16, 2012 and Ms. Tompkins’ employment separation date was May 2, 2012.

Each of such individuals is eligible to receive the severance payments (including base salary and COBRA benefits) contemplated in their offer letters as described in the “Executive Compensation—Potential Severance Payments upon Termination and upon Termination Following a Change in Control” section of the Proxy Statement. In addition to such payments, under the separation agreements: (i) Mr. Portela will be eligible to receive reimbursement for up to $10,000 of relocation expenses, and 100% vesting of an award of 50,000 restricted stock units to be granted on May 7, 2012; and (ii) Ms. Tompkins will be eligible to receive acceleration of unvested restricted stock units subject to her outstanding restricted stock unit awards, and an extension of her exercise period for her outstanding stock options from three months to one year from her separation date. Under her separation agreement, Ms. Tompkins also received a retroactive base salary increase from $300,000 to $350,000 that was effective as of January 1, 2012, which increase will be reflected in the severance payments to her. As a condition of receiving such benefits, such individuals must execute a release in the Company’s favor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 8, 2012	By:	/s/ Gary Loeb
Gary Loeb
SVP and General Counsel